                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)(1)


                            Wireless Facilities, Inc.
         ---------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
         ---------------------------------------------------------------
                         (Title of Class of Securities)

                                    33385515
         ---------------------------------------------------------------
                                 (CUSIP Number)


         ---------------------------------------------------------------

             (Date of Event which requires filing of this Statement)


         Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 33385515                    13G                    Page 2 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Oak Investment Patners VIII, Limited Partnership
     06-1522124
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (5) SOLE VOTING POWER
  BENEFICIALLY
  OWNED BY                       2,298,710 Shares of Common Stock
  EACH REPORTING            ----------------------------------------------------
  PERSON WITH                (6) SHARED VOTING POWER

                                 Not applicable
                            ----------------------------------------------------
                             (7) SOLE DISPOSITIVE POWER

                                 2,298,710 Shares of Common Stock
                            ----------------------------------------------------
                             (8) SHARED DISPOSITIVE POWER

                                 Not applicable

-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,298,710 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.34%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 3 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Oak Associates VIII, LLC
     06-1523705
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
  NUMBER OF SHARES           (5) SOLE VOTING POWER
  BENEFICIALLY
  OWNED BY                       Not applicable
  EACH REPORTING            ----------------------------------------------------
  PERSON WITH                (6) SHARED VOTING POWER

                                 2,298,710 Shares of Common Stock
                            ----------------------------------------------------
                             (7) SOLE DISPOSITIVE POWER

                                 Not applicable
                            ----------------------------------------------------
                             (8) SHARED DISPOSITIVE POWER

                                 2,298,710 Shares of Common Stock
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,298,710 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.34%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO-LLC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 4 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES            (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                        44,521 Shares of Common Stock
 EACH REPORTING             ---------------------------------------------------
 PERSON WITH                 (6) SHARED VOTING POWER

                                 Not applicable
                            ----------------------------------------------------
                             (7) SOLE DISPOSITIVE POWER

                                 44,521 Shares of Common Stock
                            ----------------------------------------------------
                             (8) SHARED DISPOSITIVE POWER

                                 Not applicable
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     44,521 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.10%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 5 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Oak VIII Affiliates, LLC
     06-1531129
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         Not applicable
 EACH REPORTING             ---------------------------------------------------
 PERSON WITH                  (6) SHARED VOTING POWER

                                  44,521 Shares of Common Stock
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                  Not applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  44,521 Shares of Common Stock
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     44,521 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.10%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO-LLC
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 6 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Oak Management Corporation
     06-0990851
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
  NUMBER OF SHARES            (5) SOLE VOTING POWER
  BENEFICIALLY
  OWNED BY                        Not applicable
  EACH REPORTING             --------------------------------------------------
  PERSON WITH                 (6) SHARED VOTING POWER

                                  2,343,231 Shares of Common Stock
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                  Not applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.45%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 7 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bandel L. Carano
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
  NUMBER OF SHARES            (5) SOLE VOTING POWER
  BENEFICIALLY
  OWNED BY                        Not applicable
  EACH REPORTING             --------------------------------------------------
  PERSON WITH                 (6) SHARED VOTING POWER

                                  2,343,231 Shares of Common Stock
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                  Not applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.45%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 8 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Gerald R. Gallagher
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
  NUMBER OF SHARES            (5) SOLE VOTING POWER
  BENEFICIALLY
  OWNED BY                        Not applicable
  EACH REPORTING             --------------------------------------------------
  PERSON WITH                 (6) SHARED VOTING POWER

                                  2,343,231 Shares of Common Stock
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                  Not applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.45%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 9 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Edward F. Glassmeyer
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES            (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                        Not applicable
 EACH REPORTING             --------------------------------------------------
 PERSON WITH                 (6) SHARED VOTING POWER

                                 2,343,231 Shares of Common Stock
                            --------------------------------------------------
                             (7) SOLE DISPOSITIVE POWER

                                 Not applicable
                            --------------------------------------------------
                             (8) SHARED DISPOSITIVE POWER

                                 2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.45%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 10 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Fredric W. Harman
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         Not applicable
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                  (6) SHARED VOTING POWER

                                  2,343,231 Shares of Common Stock
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                  Not applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  2,343,231 Shares of common Stock
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.45%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 33385515                    13G                    Page 11 of 20 Pages

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ann H. Lamont
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                         Not applicable
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                  (6) SHARED VOTING POWER

                                  2,343,231 Shares of Common Stock
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                  Not applicable
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                  2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,343,231 Shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.45%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 20 pages

                                  Schedule 13G
                                Amendment No. 1*
                          Common Stock Par Value $0.001
                               CUSIP No. 33385515

ITEM 1(a)        NAME OF ISSUER:
                 Wireless Facilities, Inc.

ITEM 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 9805 Scranton Road, Suite 100
                 San Diego, California 92121

ITEM 2(a)        NAME OF PERSON FILING:

     Oak Investment Partners VIII, Limited Partnership
     Oak Associates VIII, LLC
     Oak VIII Affiliates Fund, Limited Partnership
     Oak VIII Affiliates, LLC
     Oak Management Corporation
     Bandel L. Carano
     Gerald R. Gallagher
     Edward F. Glassmeyer
     Fredric W. Harman
     Ann H. Lamont


ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

ITEM 2(c)        CITIZENSHIP:

     Please refer to Item 4 on each cover sheet for each filing person

ITEM 2(d)        TITLE OF CLASS OF SECURITIES:

     Common stock, Par Value $0.001

ITEM 2(e)        CUSIP NUMBER: 33385515

                                                            Page 13 of 20 pages

ITEM 3           Not Applicable.

ITEM 4           OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 43,002,170 shares outstanding as of November 14, 2000, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, plus shares issuable upon conversion or exercise of options to acquire common stock as described in the following two sentences. Amounts shown as beneficially owned include currently exercisable options to purchase 19,620 shares of common stock and 380 shares of common stock which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment Partners VIII, Limited Partnership and Oak VIII Affiliates Fund, Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9          NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10         CERTIFICATIONS.

     Not applicable

                                                            Page 14 of 20 pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated:  February 14, 2001

     Entities:

Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Management Corporation


                                          By:      /s/ Edward F. Glassmeyer
                                                   ------------------------
                                                   Edward F. Glassmeyer, as
                                                   General Partner or
                                                   Managing Member or as
                                                   Attorney-in-fact for the
                                                   above-listed entities
     Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont


                                           By:      /s/ Edward F. Glassmeyer
                                                    ------------------------
                                                    Edward F. Glassmeyer,
                                                    Individually and as
                                                    Attorney-in-fact for the
                                                    above-listed individuals

                                                            Page 15 of 20 pages

                                INDEX TO EXHIBITS

                                                     PAGE

EXHIBIT A    Agreement of Reporting Persons           16

EXHIBIT B    Power of Attorney                        17